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Exhibit 10-s








                                ADC TELECOMMUNICATIONS
                                    INTERNATIONAL
                          MANAGEMENT INCENTIVE PLAN DOCUMENT
                                   FISCAL YEAR 1998

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                                ADC TELECOMMUNICATIONS
                                    INTERNATIONAL
                          MANAGEMENT INCENTIVE PLAN DOCUMENT
                                   FISCAL YEAR 1998


I.    PLAN NAME AND EFFECTIVE DATE

The name of this Plan is the ADC Telecommunications, Inc. ("Company"), International Management Incentive Plan - Fiscal Year ("FY") 1998, effective November 1, 1997 through October 31, 1998.

II.   PURPOSE

The purpose of the Plan is to provide, with full regard to the protection of shareholder's investments, a direct financial incentive for eligible management employees to perform an effective leadership role and make a significant contribution to the Company's established goals.

III.  ADMINISTRATION

This Plan is administered by a Management Incentive Plan Committee ("Committee") appointed and authorized by the Company's Board of Directors. Subject to the complete and full discretion of the Board of Directors, the Committee is authorized to make all decisions as required in administration of the Plan and to exercise its discretion to define, interpret, construe, apply and make any exceptions to the terms of the Plan.

IV.   ELIGIBILITY

The Committee establishes rules of eligibility for participation in the Plan and determines eligibility in accordance with those rules. Participation is effective as of the date approved by the Committee and is communicated to the participant by an incentive opportunity statement ("Participant Form") specifying the target incentive level for the position held by the participant. No employee will become a participant in the Plan after May 1, 1998.

V.    TIME OF PAYMENT

Payments which become due under this Plan are made as soon as administratively feasible following the close of the Company's fiscal year.
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VI.   PLAN GOALS

The Plan reinforces the key financial goals which support ADC's long-term strategic plans. The FY 1998 goal categories and weights for International participants are as follows:

            GOAL                               WEIGHT
            ----                               ------
      International Revenue                     60%

*     Corporate EVA Improvement                 20%

**    Individual Contribution                   20%
                                               ---
      TOTAL                                    100%

* EVA Improvement is the dollar amount of planned year-over-year improvement in EVA.
      EVA Improvement goals are set for each of the next three years.

** The Individual Contribution goal measures your performance against pre-determined objectives. The objectives are to be documented on the attached "Individual Objective" form and require your direct manager's and Business Unit head's approval.

VII.  MINIMUM PERFORMANCE PAYOUT REQUIREMENTS

A. To ensure protection of shareholder interest before an incentive payout can be generated, the threshold for International Revenue or Corporate EVA Improvement must be met.

VIII. CALCULATION OF PAYMENTS

A.    DETERMINATION OF ACHIEVEMENT AGAINST GOALS AND OBLIGATION TO MAKE
      PAYMENTS.

1. The obligation to make payments under the Plan is determined by achievement of goals determined by the Board of Directors.

2.    The payout opportunity for meeting the goals are as follows:

            GOAL             THRESHOLD           TARGET          MAXIMUM
            ----             ---------           ------          -------
International Revenue       0% of Target          100%        400% of Target
Corporate EVA Improvement   0% of Target          100%        400% of Target
Individual Contribution     0% of Target          100%        200% of Target

Results between threshold-target and target-maximum are interpolated.

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B.    CALCULATION OF INDIVIDUAL PAYMENTS UNDER THIS PLAN IS A FUNCTION OF:

1.    Target incentive opportunity - expressed as a percentage of an
      individual's FY 1998 earnings.   The target % for each participant is
      designated on the "Participant Form."

2.    Participant's 1998 fiscal year base salary earnings.

3.    Performance against the established goals.

C.    INDIVIDUAL AWARD CALCULATIONS ARE SHOWN BY THE FOLLOWING EXAMPLE:

      Assume we have a Plan participant with the following facts:

      Grade:                            15
      Target Payout:                    11% of base salary earnings
      Base Salary Earnings:             65,000

      Minimum performance payout requirement is met.


      GOAL                                   WEIGHT         ACHIEVEMENT
                                                         (As a % of Target)

      International Revenue                   60%              100%

      Corporate EVA Improvement               20%              110%

      Individual Contribution                 20%              100%
                                                               ----

      OVERALL RESULT AS % OF TARGET                            102%

      Calculation of Payment:

      $65,000 (FY Earnings) x 11% (Target Opportunity) x 102% (Overall Result as a % of Target)=$7,293.
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IX.   EFFECT OF CHANGE IN EMPLOYMENT STATUS

A. VOLUNTARY RESIGNATION. A participant who voluntarily resigns full-time employment prior to the end of the Fiscal Year receives no payment under the Plan.

B. CHANGE BASED UPON UNSATISFACTORY JOB PERFORMANCE. A participant who is involuntarily terminated or transferred to a non-eligible position for reasons of unsatisfactory job performance receives no payment under this plan.

C. CHANGE BASED UPON JOB ELIMINATION. Subject to the approval of the Committee, a participant who is involuntarily terminated or transferred to a non-eligible position because of a job elimination may retain the right to a pro-rata payment based upon the time served in the eligible position during the fiscal year, provided at least three months was served in the eligible position.

D. CHANGE BASED UPON PROMOTION / DEMOTION. A current participant who is promoted or demoted from an incentive eligible position to another incentive eligible position during the fiscal year has a pro rata calculation of payment based upon the time served in each position during the Fiscal Year, provided at least three months was served in each position. If a participant is in an eligible position for less than three months during the fiscal year, the payment calculation is based on the incentive level of the position served in the longest.

E. CHANGE BASED UPON TRANSFER TO ANOTHER POSITION. A current participant who transfers to another position within the Company that is eligible for participation in an ADC Management Incentive Plan with different goals during the Fiscal Year has a pro rata calculation of payment based on the goals and length of time served in the respective positions, provided at least three months was served in each position. If a participant is in a job for less than three months during the Fiscal Year, the payment calculation is based on the goals of the position served in the longest.

F. DEATH. If a participant dies during the fiscal year, the participant's heirs as determined by will or applicable laws of descent and distribution has a pro-rata calculation of payment based upon the time the participant served in the eligible position during the fiscal year.

X.    AMENDMENT OR TERMINATION OF PLAN

The Board of Directors reserves and retains the right to modify, rescind or terminate this plan in whole or in part, at its sole discretion, and nothing in this Plan limits this right in any way or creates any rights in any employee of future participation in this Plan or any other plan, or constitutes any guarantee of compensation or employment with ADC. Further, neither the Board of Directors nor the Company has any obligation under this Plan or otherwise to adopt this or any other plan in any future fiscal year.